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                                                                   Exhibit 10(f)

                               HE Holdings, Inc.
                Executive Change in Control Severance Agreement

Agreement entered into this 9th day of January 1997 by and between HE Holdings, Inc., a Delaware corporation (the "Company") and _______________ (the "Executive").

The Board of Directors of General Motors Corporation is negotiating a change in control of the ownership of the Company and desires to assure continuity of management and the continued attention of the Executive to his duties without any distraction arising out of the circumstances surrounding the change in ownership.

WHEREAS, the Company and the Executive desire to enter into this Agreement on the terms and conditions set forth below. For good and valuable consideration and the mutual covenants set forth herein the parties hereto agree as follows:

1. Definitions. The following terms shall have the meaning set forth below for purposes of this Agreement.

     a. "Base Compensation" means (i) the annual rate of base salary of the Executive as of the date of a Change in Control, plus the actual Annual Incentive Plan bonus paid for performance in the calendar year immediately preceding the date of a Change in Control.

     b. "Cause" means the Executive's (i) conviction of, or plea of nolo contendere to, a felony; (ii) use of illegal drugs; or (iii) willful and intentional misconduct, willful neglect or gross negligence, in the performance of the Executive's duties, which the Company reasonably believes has caused a demonstrable and serious injury to the Company, monetary or otherwise; provided, however, that such acts or events shall constitute Cause only if the Executive is given written notice that the Company intends to terminate his employment for Cause, which notice shall specify the particular acts or failures to act on the basis of which the decision to so terminate employment was made. In the case of a termination for Cause as described in clause (iii) above, the Executive shall be given the opportunity within 30 days of the receipt of such notice to meet with the Company to defend such acts or failures to act, prior to termination. The Company may suspend the Executive's title and authority pending such meeting, and such suspension shall not constitute "Good Reason", as otherwise defined in this plan.

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     c.  "Change in Control" means during the Term the effective date of (a) a change in ownership of the common stock of the Company, whether by sale, merger, consolidation or reorganization pursuant to which General Motors Corporation does not directly or indirectly own more than 50% of the outstanding common stock, in value, of the Company or any successor surviving entity, or (b) the sale or distribution of all or substantially all of the assets of the Company to an unrelated entity or entities or to an entity in which General Motors Corporation does not directly or indirectly own more than 50% in value of the equity of such entity.

     d.  "Code" means the Internal Revenue Code of 1986, as amended.

     e.  "Company" means HE Holdings, Inc. and its successors and assigns.

     f. "Comparable Position" means a position of relatively equal or greater scope of responsibility and authority, equal or greater base compensation, equal or greater aggregate incentive compensation payout targets, and equal or greater aggregate benefits and perquisites, as constituted immediately prior to the Change in Control.

     g.  "Good Reason" means any of the following events occurring within three
         (3) years following a Change in Control:

         (i) without the Executive's written consent, (A) any reduction in the amount of the Executive's annual salary, (B) any significant reduction in the Executive's aggregate incentive compensation opportunities, (C) any significant reduction in the aggregate value of the Executive's benefits as in effect from time to time (unless such reduction is pursuant to a general change in benefits applicable to all similarly situated employees of the Company and its affiliates), or (D) any material and willful breach by the Company of a written employment agreement with the Executive;

         (ii) a significant reduction, without the Executive's written consent, in the Executive's duties or responsibilities, including, for example, a significant diminution of the Executive's authority, responsibility and reporting requirements from that immediately prior to a Change in Control; or

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         (iii) without the Executive's written consent, a transfer of the
               Executive's principal place of employment to a location more than 50 miles from the Executive's place of employment immediately prior to the Change in Control, provided that the distance between the new principal place of employment and the Executive's primary residence is greater than 10 miles from the distance between the principal place of employment prior to such transfer and the Executive's primary residence immediately prior to the Change in Control.

               Notwithstanding the above, the occurrence of any of the events described in (i), (ii) or (iii) above will not constitute Good Reason unless the Executive gives the Company written notice, within 30 calendar days after the Executive knew or should have known of the occurrence of any of the events described in (i),
               (ii) or (iii) above, that such event constitutes Good Reason, and the Company thereafter fails to cure the event within thirty (30) days after receipt of such notice.

     h. "Term" means the period commencing on the date of this Agreement and continuing for three years.

     i.  "Severance Compensation" means [two] [three] times Base Compensation.

2.   Accrued Compensation and Severance Benefits.

2.1 Involuntary Termination. In the event within three (3) years following a Change in Control (i) the Executive's employment is terminated by the Company without Cause or (ii) the Executive terminates his or her own employment with the Company for Good Reason, and in each case the Executive does not receive an offer of employment for a Comparable Position with General Motors Corporation or its affiliates, the Executive shall be entitled to severance compensation and other benefits as set forth in Sections 2.2, 2.3 and 2.4 below.

2.2 Accrued Compensation. The accrued compensation to which the Executive is entitled pursuant to Section 2.1 shall be as follows:

     a. an amount equal to the Executive's unpaid annual base salary earned as of the date of termination;

     b. an amount equal to the Executive's unpaid targeted annual bonus established for the fiscal period in which the Change in Control occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in the current fiscal period to the date of termination, and the denominator of which is 365; and

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     c.  an amount equal to the Executive's unpaid targeted long term incentive plan payments under plans established up to and including the fiscal period in which the Change in Control occurs, multiplied by a fraction the numerator of which is the number of days elapsed from the beginning of the plan period to the date of termination, and the denominator of which is 1,095.

2.3  Amount of Severance Pay.

     a. The amount of severance pay to which the Executive is entitled pursuant to Section 2.1 shall be equal to the Severance Compensation less any amounts paid or payable to the Executive under the Executive Retention Agreement, if any, between the Company and Executive. Payment shall be conditioned upon receipt of a written release by the Executive of any claims against the Company or its subsidiaries, except those arising under this Agreement or any other written plan or agreement, which shall be specifically noted in such release. Payment shall be made within ten (10) days following receipt of an effective written release of any such claims. Such Severance Compensation shall be in lieu of any other payments or benefits in the nature of severance pay or benefits to which the Executive has received or will receive from the Company or any of its affiliates (including without limitation, payments under the Hughes Electronics Employee Transition Plan or other severance pay plan, or any severance agreements between the Company and the Executive). Any other arrangement providing severance benefits shall be deemed to be amended to eliminate any obligation for benefits to be provided thereunder. If the Executive is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the Severance Compensation to which the Executive would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment, in lieu of notice.

     b. There shall be no duplication of severance benefits in any manner. In this regard, the Executive shall not be entitled to Severance Compensation hereunder for more than one position with the Company and its affiliates.

     c. The Executive's Severance Compensation under this Agreement shall not be reduced by the amount of any regular salary paid or payable by any employer of the Executive. The Executive shall not be obligated to secure new employment (except to the extent that a Comparable Position is offered by General Motors Corporation or its affiliates), but shall be obligated to report promptly to the Company any actual employment obtained during the period for which employee benefits continue pursuant to Section 2.4.

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2.4  Other Benefits.

     a. The Executive shall be entitled to participate on the same basis as active employees in the Company's group health, dental and life insurance plans, or the Company shall make available comparable benefits, (but not any other welfare benefit plans or any retirement plans, except as described below) for a period of [two] [three] years following a termination of employment described in Section 2.1, and provided that the coverage provided under this Agreement is subject to any limitations under the terms of any applicable contract with an insurance carrier or third party administrator, except such coverage shall expire if the Executive becomes eligible for coverage under a plan of another employer. Nothing herein shall be deemed to restrict the right of the Company from amending or terminating any such plan in a manner generally applicable to similarly situated active employees of the Company and its affiliates, in which event the Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of the Company and its affiliates.

     b. In determining the Executive's pension benefit under a Supplemental Executive Retirement Plan (the "SERP"), the Executive shall be deemed to have satisfied the age and service requirements for the "rule of 75" early retirement benefit, such that when the executive would have satisfied the "rule of 75" if he continued with the Company, he shall be entitled to receive, between the Company qualified retirement plan and the SERP, his full accrued benefit under each such plan as of the date of his actual termination of employment, (the "Aggregate Accrued Benefit"), without any actuarial reduction for early payment. In addition, he shall be deemed eligible under the SERP for "COLA" benefits with respect to his Aggregate Accrued Benefit, to be payable from the SERP.

     c. The Executive shall be entitled to reimbursement for actual payments made for professional outplacement services, not to exceed $25,000.

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3.   Excise Taxes.

     a. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it is determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this paragraph "a", if it is determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise
         Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

     b. Subject to the provisions of paragraph "a", all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm selected by the Company (the "Accounting Firm") which shall be retained to provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at

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         the time of the initial determination by  the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to paragraph "c" below and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

     c. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid or appealed. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

         (a) give the Company any information reasonably requested by the Company relating to such claim

         (b) take such action in connection with contesting such claims as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

         (c) cooperate with the Company in good faith in order to effective contest such claim, and

         (d) permit the Company to participate in any proceedings relating to such claim;

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         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph "c", the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     d. If, after the receipt by Executive of an amount advanced by the Company pursuant to paragraph "c" above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of paragraph "c" above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by Executive of an amount advanced by the Company pursuant to paragraph "c" above, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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4.   Claims & Arbitration.

4.1 Arbitration of Claims. After exhausting administrative remedies provided in applicable plans, if any, Executive shall settle by arbitration any dispute or controversy arising in connection with this Agreement, whether or not such dispute involves a plan subject to the Employee Retirement Income Security of 1974, as amended ("ERAS"). Such arbitration shall be conducted in accordance with the employment rules of the American Arbitration Association before a panel of three arbitrators sitting in Los Angeles, California. The award of the arbitrators shall be final and non-applicable, and judgment may be entered on the award of the arbitrators in any court having proper jurisdiction. All expenses of such arbitration shall be borne by the Company in accordance with Section 4.2 hereof.4.2 Payment of Legal Fees and Costs. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement of any guarantee of performance thereof (including as a result of any contest by Executive about the amount of payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872 (f) (2) (A) of the Code.

4.3 Agent for Service of Legal Process. Service of legal process with respect to a claim under this Agreement shall be made upon the General Counsel of the Company.

5. Tax Withholding. All payments to the Executive under this Agreement will be subject to the withholding of all applicable employment and income taxes.

6. Employment Rights. This Agreement shall not confer upon the Executive any right to the continuation of employment with the Company.

7. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

8. Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

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9.   Notices.  Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt requested to each of the parties as follows:

          To the Executive:  ________________________
                             ________________________
                             ________________________

          To the Company:  HE Holdings, Inc.
                           Corporate Secretary
                           7200 Hughes Terrace
                           Los Angeles, CA 90045

     or to such other address as either party shall have furnished to the other in writing in accordance herewith.

10. Governing Law. The provisions of this Agreement shall be construed in accordance of the laws of the state of California, to the extent not preempted by ERISA.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date and year first above written.


                                    ________________________
                                    Executive


                                    HE Holdings, Inc.

                                    ________________________
                                    By:

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